Exhibit n

MULTIPLE CLASS PLAN

OF

INVESCO VARIABLE INVESTMENT FUNDS, INC.

1.	This Multiple Class Plan (the “Plan”) adopted in accordance with Rule 18f-3 under the Act shall govern the terms and conditions under which the Fund may issue separate Classes of Shares representing interests in one or more Portfolios of the Fund.

2.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

(a)	Act - Investment Company Act of 1940, as amended.

(b)	Class - a class of Shares of the Fund representing an interest in a Portfolio.

(c)	Directors - the directors of the Fund.

(d)	Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or agreements relating thereto.

(e)	Distribution Fee - a fee paid by the Fund to the Distributor to compensate the Distributor for Distribution Expenses.

(f)	Distributor - A I M Distributors, Inc.

(g)	Fund - INVESCO Variable Investment Funds, Inc.

(h)	Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee.

(i)	Portfolio - a series of the Shares of the Fund constituting a separate investment portfolio of the Fund.

(j)	Series I Shares - shall mean those Shares designated as Series I Shares in the Fund’s organizing documents.

(k)	Series II Shares - shall mean those Shares designated as Series II Shares in the Fund’s organizing documents.

(l)	Share - a share of beneficial interest in the Fund, as applicable.

3.	Allocation of Income and Expenses.

(a)	Distribution Fees - Each Class shall bear directly any and all Distribution Fees payable by such Class pursuant to a Plan of Distribution adopted by the Fund with respect to such Class.

(b)	Transfer Agency and Shareholder Recordkeeping Fees - Each Class shall bear directly the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses specifically attributable to that Class; provided, however, that where two or more Classes of a Portfolio pay such fees and/or expenses at the same rate, those Classes shall bear proportionately such fees and expenses based on the relative net assets attributable to each such Class.

(c)	Allocation of Other Expenses - Each Class shall bear proportionately all other expenses incurred by the Fund based on the relative net assets attributable to each such Class.

(d)	Allocation of Income, Gains and Losses - Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled shares.

(e)	Waiver and Reimbursement of Expenses - A Portfolio’s adviser, underwriter or any other provider of services to the Portfolio may waive or reimburse the expenses of a particular Class or Classes.

4.	Distribution Arrangements. All Shares shall be offered at net asset value and may be subject to ongoing Distribution Fees as approved from time to time by the Directors and set forth in the Fund’s prospectus and statement of additional information. The provisions of the Fund’s prospectus and statement of additional information describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

5.	Exchange Privileges. Exchanges of Shares shall be permitted between Portfolios as follows:

(a)	Class I Shares may be exchanged for Class I Shares of another Portfolio at their relative net asset value.

(b)	Class II Shares may be exchanged for Class II Shares of another Portfolio at their relative net asset value.

6.	Distribution Fees. The Distribution Fee applicable to any Class shall be those set forth in the Fund’s prospectus and statement of additional information, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Distribution Fees shall be governed by the Plan of Distribution adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

7.	Effective Date. This Plan shall not take effect until a majority of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

8.	Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.